Exhibit 99.1

Beyond Cancer Announces Approval by the Israeli Ministry of Health to Conduct a Phase 1b Clinical Trial Utilizing Low Volume Ultra-High Concentration Nitric Oxide (LV UNO) in Combination with Anti-PD-1 Therapy

- The Phase 1b study will evaluate LV UNO in unresectable cutaneous or subcutaneous histologically confirmed primary or metastatic solid tumor cancer patients that have progressed or have prolonged stable disease on single agent PD-1 inhibitors

- The primary objective of the Phase 1b study is to assess preliminary efficacy by objective response rate (ORR) and duration of response (DOR) per RECIST version 1.1 and secondarily immune-related response via iRECIST

- The study will recruit patients from four sites across Israel

HAMILTON, BERMUDA, December 3, 2024 – Beyond Cancer, Ltd., a clinical-stage biotechnology company developing ultra-high concentration nitric oxide (UNO) as an immunotherapeutic for solid tumors, today announced that the Israeli Ministry of Health (IMOH) has approved the use of Low Volume UNO (LV UNO) in a Phase 1b clinical trial of LV UNO in combination with anti-PD-1 therapy. The trial will be conducted at four sites in Israel and patient screening will begin in the first quarter of 2025.

The Phase 1b trial (NCT05351502) is a clinical proof-of-concept trial that will assess the intratumoral administration of LV UNO in patients with unresectable cutaneous or subcutaneous histologically confirmed primary or metastatic lesions, who have shown disease progression or prolonged stable disease (≥ 12 weeks) after receiving a single agent anti-PD-1 containing treatment. The trial, which is expected to enroll up to 20 subjects, is designed to assess the preliminary efficacy of LV UNO by objective response rate (ORR) and duration of response (DOR) per RECIST v1.1 and secondarily immune-related response via iRECIST. Safety and tolerability of LV UNO in combination with anti-PD-1 therapy, as well as its potential to enhance the type, density, and distribution of immune cells within the tumor microenvironment will also be observed. Topline data from the Phase 1b portion of the study are anticipated in the second half of 2025.

“We are excited to initiate the Phase 1b trial of LV UNO, a potentially groundbreaking solid tumor treatment approach, in combination with PD-1 inhibitors,” said Dr. Jedidiah Monson, Chief Medical Officer of Beyond Cancer. “In preclinical studies, a single dose of UNO has been shown to increase PD-L1 expression and improve overall survival in animal models compared to anti-PD-1 alone. Further, Phase 1a human data that demonstrated immune system activation were presented at ASCO’s Key Opinion Leader Event held in June 2024. We look forward to the Phase 1b trial results to establish the basis of further investigation of UNO in combination with PD-1 inhibitors.”

“The initiation of the Phase 1b trial represents a major step forward in our vision for personalized cancer treatment. We see UNO as a complementary therapy for future cancer treatment paradigms, particularly for patients with anti-PD-1 refractory or resistant disease, potentially offering more patients access to effective treatment,” stated Dr. Selena Chaisson, Chief Executive Officer, and Director of Beyond Cancer.

About Nitric Oxide

Nitric Oxide (NO) is a potent molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens.

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. Ultra-high concentration Nitric Oxide (UNO) therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. Beyond Cancer, Ltd. believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

About Beyond Cancer, Ltd.

Beyond Cancer, Ltd. is a development-stage biopharmaceutical and medical device company utilizing ultra-high concentration nitric oxide (UNO) via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. Beyond Cancer is also conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols. For more information, visit www.beyondcancer.com.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks forward,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials concerning the ultra-high concentration nitric oxide product candidate; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for the ultra-high concentration nitric oxide product candidate; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; obtaining, maintaining and protecting intellectual property utilized by products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air, Inc.’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air, Inc.’s website. Beyond Cancer and Beyond Air undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Corey Davis, PhD

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

Matt Johnson, Head of Corporate Development & Strategy

Beyond Cancer, Ltd.

Mjohnson@beyondcancer.com

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